Exhibit 10.9

WISCONSIN ENERGY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of September 8, 2009

i

ii

WISCONSIN ENERGY CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
INTRODUCTION
Wisconsin Energy Corporation, a Wisconsin Corporation (the “Company”), previously established the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (previously named the Wisconsin Energy Corporation Executive Deferred Compensation Plan) (the “Legacy Plan”). The Company amended and restated the Legacy Plan effective July 23, 2004. The Company froze the Legacy Plan effective December 31, 2004 with respect to new deferrals such that all earned and vested amounts credited under the Legacy Plan are “grandfathered” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) enacted under the American Jobs Creation Act of 2004.
Effective as of January 1, 2005, the Company established the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Plan”), as set forth herein, to provide benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries, if any. The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The Plan is intended to comply with the provisions of Code Section 409A, and any guidance and regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent and shall apply to all amounts deferred under the Plan on or after January 1, 2005. Such amounts include any amounts previously earned and deferred under the Legacy Plan but not vested as of December 31, 2004. Notwithstanding the foregoing, during the Code Section 409A transition period in effect from January 1, 2005 through December 31, 2008, the Company permitted distribution elections and changes consistent with IRS transition relief, the elections and changes of which are otherwise documented via completed election forms.
The Plan is hereby amended and restated effective as of September 8, 2009 to generally require Participants to elect a percentage of various compensation items to be deferred to the Plan for each Plan Year, rather than allowing Participants to elect to defer a fixed dollar amount.
ARTICLE 1
DEFINITIONS
Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1
“Account” shall mean a bookkeeping account established for the benefit of a Participant under Article 4 utilized solely to measure and determine the amounts credited under the Plan on behalf of a Participant or her Beneficiary. A Participant's Account may include one or more of the following sub-Accounts, as more fully described in Article 4.

(a)	Company Contribution Account,

(b)	Company Matching Account,

(c)	Deferral Account,

(d)	Dividend Deferral Account,

(e)	Performance Share Account,

(f)	Performance Unit Account, and

(g)	Restricted Stock Account.

1.2
“Annual or Long-Term Performance Award” shall mean any compensation, in addition to Base Annual Salary relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Form W-2 for such Plan Year, payable to a Participant under an Employer's annual performance award and cash incentive plans, including any long-term incentive plans as may be in existence from time to time, but excluding severance payments, non-qualified supplemental pension payments and any stock options or related gains, restricted stock, performance shares or units, dividends, dividend equivalents and any other equity-based award provided under a plan or arrangement of any Employer.

1.3	“Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.7.

1.4
“Annual Deferral Amount” shall mean the portion of a Participant's Base Annual Salary and/or Annual or Long-Term Performance Award that a Participant elects to defer in accordance with Article 3 for any one Plan Year.

1.5
“Annual Installment Method” shall mean an annual installment payment over a specified number of years as further described in Sections 5.3 and 5.4. To determine the value of the Participant's Account balance for calculating an installment payment, the Participant's Account balance shall be valued as of the close of business on the last business day of the Plan Year preceding the Plan Year for which payment is to be made. Notwithstanding the foregoing, when determining the Account balance for calculating the first installment payment for a Participant who is a “specified employee” within the meaning of Code Section 409A subject to a payment delay pursuant to Section 5.3 or 5.4, the Participant's Account balance shall be valued as of the close of business on the last business day of the calendar quarter preceding the date the first payment is scheduled to occur. Each annual installment shall be calculated by multiplying the Account balance determined above, as the case may be, by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due to the Participant. For example, if a 10-year Annual Installment Method is specified, the first payment shall be 1/10 of the Account balance, valued as described herein. The following Plan Year, the payment shall be 1/9 of the Account balance, valued as described herein.

1.6	“Base Annual Salary” shall mean the annual cash compensation relating to services performed during a Plan Year, whether or not paid in, or included on the Form W-2 for,

such Plan Year, excluding severance payments, non-qualified supplemental pension payments, performance awards, bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors' fees and other fees, automobile and other allowances paid to an Eligible Employee for employment services rendered (whether or not such allowances are included in the Eligible Employee's gross income), stock options, restricted stock, performance shares or units, dividends, dividend equivalents and any other equity-based award provided under a plan or arrangement of an Employer. Base Annual Salary shall be calculated before it is deferred or contributed by the Eligible Employee under a qualified or non-qualified plan of an Employer and shall include amounts not otherwise included in the Eligible Employee's gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) pursuant to plans established by an Employer; provided, however, that all such amounts shall be included in Base Annual Salary only to the extent that the amount would have been payable in cash to the Eligible Employee had there been no such plan.

1.7
“Beneficiary” shall mean one or more persons, trusts, estates or other entities designated by the Participant in accordance with Article 7 that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8	“Board” shall mean the board of directors of the Company.

1.9	“Change in Control” shall mean, with respect to the Company, the occurrence of any one of the following dates, interpreted consistent with Treasury Regulation Section‑1.409A‑3(i)(5).

(a)
Change in Ownership. The date any one Person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Control.

(b)	Change in Effective Control.

(i)
The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this subparagraph, if any one Person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a Change in Control; or

(ii)
The date a majority of the members of the Company's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board before the date of the appointment or election.

(c)
Change in Ownership of a Substantial Portion of the Company's Assets. The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this paragraph (c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets is not treated as a Change in Control if the assets are transferred to:

(i)	An entity that is controlled by the shareholders of the transferring corporation;

(ii)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(iii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iv)	A Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(v)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (iv).

(d)	“Person” and “Acting as a Group.”

(i)	For purposes of this Section, “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(ii)
For purposes of this Section, Persons shall be considered to be “Acting as a Group” if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with the other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Notwithstanding the foregoing, Persons shall not be considered to be Acting as a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Committee” shall mean an internal administrative committee appointed by the CEO to administer the Plan in accordance with Article 9.

1.12	“Company” shall mean Wisconsin Energy Corporation, a Wisconsin corporation, and any successor to all or substantially all of the Company's assets or business.

1.13	“Company Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.8.

1.14
“Election Form” shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make a deferral election, make or change a payment form election, and/or make or change an investment election. To the extent authorized by the Committee, such form may be electronic or set forth in some other media or format.

1.15	“Eligible Employee” shall mean an employee of an Employer who satisfies the eligibility requirements set forth in Article 2.

1.16	“Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired).

1.17	“Ending Valuation Date” shall mean the last business day of the Plan Year immediately preceding the Plan Year of distribution of a lump sum payment or final installment payment, as the case may be.

1.18	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.19	“401(k) Plan” shall mean all tax-qualified defined contribution retirement plans maintained by the Employer that permit employee elective deferral contributions in accordance with Code Section 401(k).

1.20	“In-Service Payout” shall mean distribution of all or a portion of an Annual Deferral Amount (including the related Company Matching Amount, if any), as of a specified date elected by a Participant.

1.21	“Measurement Funds” shall mean the hypothetical investment funds available under the Plan, as provided in Section 4.3, to determine the earnings and losses credited to a Participant's Account.

1.22
“Participant” shall mean a current or former Eligible Employee who participates in the Plan in accordance with Article 2 and maintains an Account balance hereunder. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account under the Plan, even if she has an interest in the Participant's Account as a result of applicable law or property settlements resulting from legal separation or divorce.

1.23
“Performance Shares” shall mean unvested shares with respect to Stock the amount of which vests based on achievement of certain performance criteria, all as determined under the applicable plan or arrangement of an Employer.

1.24	“Performance Share Amount” shall mean, for any grant of Performance Shares, the amount that would have been distributed to the Participant, but for an election to defer such amount under the Plan.

1.25
“Performance Units” shall mean unvested units representing the right to receive a cash payment whereby one unit has a value equal to one share of Stock, the amount of which vests based on achievement of certain performance criteria, all as determined and established pursuant to the applicable plan or arrangement of an Employer.

1.26	“Performance Unit Amount” shall mean, for any grant of Performance Units, the amount that would have been distributed to the Participant, but for an election to defer such amount under the Plan.

1.27	“Plan” shall mean the Wisconsin Energy Corporation Executive Deferred Compensation Plan, including any amendments adopted hereto.

1.28	“Plan Year” shall mean the calendar year.

1.29
“Restricted Stock” shall mean unvested shares of Stock which is restricted stock selected by the Compensation Committee, approved by the Board in its sole discretion, and awarded to the Participant under any Company stock incentive plan or arrangement.

1.30
“Restricted Stock Amount” shall mean, for any grant of Restricted Stock, the amount equal to the value of such Restricted Stock, calculated using the closing price for the Stock as of the day such Restricted Stock would otherwise vest (if a business day) or as of the next following business day.

1.31	“Retirement,” “Retire(s)” or “Retired” shall mean an Employee's Separation From Service on or after attaining age 55 for any reason other than a leave of absence or death.

1.32
“Separation from Service” shall mean the Participant's termination of employment with all Employers and other entities affiliated with the Company, voluntarily or involuntarily, for any reason other than on account of death, or as otherwise provided by the Department of Treasury in regulations promulgated under Code Section 409A. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. Unless the employment relationship is terminated earlier by the

Employer or the Participant, the following shall apply for determining a Separation from Service for Code Section 409A only:

(a)
Except as provided in paragraph (b), the Participant's employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant's right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)
Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of her position of employment or any substantially similar position of employment, the Participant's relationship with the Employer shall be treated as continuing intact for a period of 29 months and will be deemed to terminate on the first date immediately following such 29 month period.

1.33	“Stock” shall mean Wisconsin Energy Corporation common stock.

1.34
“Trust” shall mean the fund created by the Wisconsin Energy Corporation Rabbi Trust Agreement dated December 1, 2000 between the Company and The Northern Trust Company, and as amended from time to time.

1.35
“Unforeseeable Emergency” shall mean, as determined by the Committee in its sole discretion, a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employer (as defined in ERISA Sections 201(2), 301(a)(3) and 401(a)(1)), as determined by the Committee in its sole discretion. From that group, the Committee shall select the Eligible Employees to participate in the Plan. The Committee may limit the types of deferrals (identified in Article 3) an Eligible Employee may make under the Plan.

2.2	Participation. To begin participation in the Plan, an Eligible Employee shall properly complete and timely submit an Election Form to the Committee in accordance with the

Committee's rules. An Eligible Employee shall become a Participant on the first day on which a deferral of an elected amount is first credited to her Account. The Committee or its delegate may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary. Such Participant shall remain a Participant in the Plan until her Account balance is paid in full.

2.3
Enrollment Requirements. Election Forms shall be completed and filed with the Committee by the time periods set forth in Article 3 for the particular type of compensation elected for deferral or during such other enrollment period as the Committee determines in accordance with such Article. A Participant may change or revoke a deferral election any time before such election becomes irrevocable, which shall occur as of the applicable deadline specified in Article 3 unless the Committee establishes an earlier deadline. Unless the Committee determines otherwise, a new Election Form shall be required for each Plan Year in which a Participant wants to defer a type of compensation eligible for deferral. A Participant's Election Form shall specify the form of payment, which shall be paid at the times specified in Article 5. Beginning with the enrollment period held in 2008, the form of payment elected on the Participant's Election Form shall govern all amounts credited to her Account beginning in 2009 and shall apply to each subsequent Plan Year's deferrals, until changed on either a prospective or retroactive basis by the Participant pursuant to Section 5.6. Distribution elections made during the Code Section 409A transition period that relate to amounts deferred in Plan Years 2005, 2006, 2007 and 2008, as the case may be, shall be honored for such respective amounts, even if such amounts are not credited to a Participant's Account until a later Plan Year.

2.4	Cessation of Participation.

(a)
The Committee shall have the sole discretionary authority to exclude a Participant from making further deferrals under the Plan with such exclusion becoming effective as of the first day of the immediately following Plan Year. Such Participant shall remain a Participant in the Plan until her Account balance is paid in full.

(b)
Elective deferrals made by a Participant or Beneficiary who receives a distribution due to an Unforeseeable Emergency pursuant to Section 5.7 shall be cancelled due to such distribution if the Committee so decides in its discretion. In either event, the Participant (or Beneficiary, as applicable) shall remain a Participant in the Plan until her Account balance is paid in full.

(c)
Notwithstanding anything in the Plan to the contrary, upon the earlier to occur of a Participant's Separation from Service or death, any outstanding deferral election shall be given effect to the extent any amounts covered by such election are paid after such event. Payment of deferred amounts shall be made pursuant to Article 5.

ARTICLE 3
DEFERRALS AND CONTRIBUTIONS

3.1	Base Annual Salary.

(a)
For each Plan Year, a Participant may elect to defer up to 75% (in whole percentage) of her Base Annual Salary. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer a fixed dollar amount of her Base Annual Salary; however such amount may not exceed 75% of her Base Annual Salary payable for such Plan Year.

(b)	A Participant's Election Form with respect to the deferral of Base Annual Salary shall be filed with the Committee before the beginning of each Plan Year in which the Base Annual Salary is earned.

(c)
Subject to Section 2.3, such deferral elections shall be irrevocable as of the first day of the Plan Year to which the Election Form relates. Elections for Participants are separate and independent elections from an election to defer compensation under the 401(k) Plan.

3.2	Annual or Long-Term Performance Awards.

(a)
For each Plan Year, a Participant may elect to defer up to 75% (in whole percentage) of her Annual or Long-Term Performance Award. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer a fixed dollar amount of her Annual or Long-Term Performance Award; however, such amount may not exceed 75% of her Annual or Long-Term Performance Award payable for such Plan Year.

(b)
A Participant's Election Form with respect to the deferral of an Annual or Long-Term Performance Award shall be filed with the Committee before the beginning of the Plan Year in which the Award is earned. Notwithstanding the foregoing, to the extent the Committee determines that an Annual or Long-Term Performance Award constitutes “performance based compensation” (within the meaning of Code Section 409A and regulations issued thereunder), the Committee may permit a Participant to file an Election Form with the Committee on or before a date that occurs no later than six months before the end of the performance period. In no event shall an Election Form for performance based compensation be filed when such compensation is readily ascertainable (within the meaning of Code Section 409A and regulations issued thereunder).

(c)
Subject to Section 2.3, such deferral elections shall be irrevocable as of the first day of the Plan Year to which the Election Form relates or the deadline established by the Committee for performance-based compensation, as the case may be.

3.3	Restricted Stock.

(a)
For any grant of Restricted Stock, a Participant may elect to defer up to 100% (in whole percentage) of her Restricted Stock Amount, subject to such other terms or conditions as set forth in the plan or agreement under which such Restricted Stock was granted. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer a fixed dollar amount of her Restricted Stock Amount.

(b)
A Participant's Election Form with respect to the deferral of Restricted Stock Amounts shall be filed with the Committee before the beginning of the Plan Year in which the Restricted Stock is awarded, as determined under the terms of the plan or arrangement. Notwithstanding the foregoing, at the discretion of the Committee, an Election Form may be submitted within 30 days after the Restricted Stock is awarded, provided that the Restricted Stock's first vesting date is at least 12 months after the date the completed Election Form is delivered to and accepted by the Committee (taking into account any automatic vesting provisions upon certain terminations from employment that may occur before such 12 month period).

(c)
Subject to Section 2.3, such deferral elections shall be irrevocable as of the first day of the Plan Year to which the Election Form relates, or the 30th day after the Restricted Stock is awarded, as the case may be.

3.4	Performance Shares or Units.

(a)
A Participant may elect to defer up to 100% (in whole percentage) of her Performance Share or Unit Amount, as the case may be, subject to such other terms or conditions as set forth in the plan or arrangement under which such Performance Shares were granted. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer a fixed dollar amount of her Performance Share or Unit Amount.

(b)
A Participant's Election Form with respect to the deferral of Performance Share Amounts or Performance Unit Amounts shall be filed with the Committee at the following times, determined at the Committee's discretion:

(i)	Before the beginning of the Plan Year in which the Performance Shares or Performance Units are awarded, as determined under the terms of the plan or arrangement;

(ii)
Within 30 days after the Performance Shares or Performance Units are awarded, provided that the Performance Shares' or Performance Units' first vesting date is at least 12 months from the date the completed Election Form is delivered to and accepted by the Committee (taking into account any automatic vesting provisions upon certain terminations from employment that may occur before such 12 month period); or

(iii)
A date that occurs no later than six months before the end of the performance period for such Award to the extent that the Committee determines that Performance Shares or Performance Units constitute “performance based compensation” (within the meaning of Code Section 409A and regulations issued thereunder). In no event shall an Election Form for performance based compensation be filed when such compensation is readily ascertainable (within the meaning of Code Section 409A and regulations issued thereunder).

(c)
Subject to Section 2.3, such deferral elections shall be irrevocable as of: (i) the first day of the Plan Year to which the Election Form relates, (ii) the 30th day after the Performance Share or Unit Award was granted, or (iii) the deadline established by the Committee for performance-based compensation, as the case may be.

3.5	Dividend Equivalents.

(a)
A Participant may elect to defer up to 100% (in whole percentage) of the dividend equivalents on any unvested Performance Shares or Performance Units under a plan or arrangement of an Employer. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer a fixed dollar amount of such dividend equivalents.

(b)
If dividend equivalents on Performance Shares and Performance Units are earned and paid annually, a Participant's Election Form with respect to the deferral of such dividend equivalents shall be filed with the Committee before the beginning of the Plan Year in which the dividend equivalents to be deferred are otherwise earned and paid.

(c)	Subject to Section 2.3, such deferral elections shall be irrevocable as of the first day of the Plan Year to which the Election Form relates.

3.6
Newly-Eligible Employees. Notwithstanding anything in the Plan to the contrary, a newly-Eligible Employee shall be given 30 days from the date she becomes eligible to participate in the Plan (as determined in accordance with plan aggregation rules set forth in Code Section 409A) to complete and submit an Election Form with respect to Base Annual Salary and Annual or Long-Term Performance Award, and such election shall apply only to amounts paid for services performed after the date on which the election is effective.

3.7
Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires as an Annual Company Contribution Amount to the Company Contribution Account of one or more Eligible Employees. The Annual Company Contribution Amount credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that

Plan Year. Crediting of an Annual Company Contribution Amount for one Plan Year does not guarantee an Annual Company Contribution Amount for subsequent Plan Years. Notwithstanding the foregoing, if any portion of the Annual Company Contribution Amounts credited to a Participant's Company Contribution Account under the Legacy Plan remains unvested as of December 31, 2004, such Amounts shall be treated as contributed under this Plan, and shall be subject to the terms and conditions set forth herein. Participants shall be permitted to make changes to payment form elections previously filed with respect to such amounts pursuant to Section 5.6(c). If a Participant Separates from Service for any reason other than Retirement or death before the last day of a Plan Year, any Annual Company Contribution Amount previously credited for that Plan Year shall be forfeited and become zero, unless the Employer in its sole discretion determines otherwise.

3.8
Company Matching Amount. A Company Matching Amount shall be made for any month in which Base Annual Salary and/or an Annual Performance Award is credited to a Participant's Account under this Plan. If no Base Annual Salary and/or Annual Performance Award is credited to a Participant's Account in a month, then no Company Matching Amount will be provided for such month.

(a)
The Company Matching Amount shall be determined by using the “matching contribution formula” under the Wisconsin Energy Corporation Employee Retirement Savings Plan (the “ERSP”), regardless of the actual 401(k) Plan, if any, that applies to the Participant. Between January 1, 2005 and December 31, 2007 (inclusive), the matching contribution formula under the ERSP is 50% on 6% of eligible compensation. On and after January 1, 2008, the matching contribution formula under the ERSP is 100% on up to 1% of eligible compensation and 50% on the next 6% of eligible compensation. Such matching contribution formula is subject to change under the ERSP. In this regard, any amendment to the ERSP that makes such change shall be incorporated herein by reference effective as of the date of any such change.

(b)	The formula for a Participant's Company Matching Amount is the applicable matching rate multiplied by “X.” For purposes of the formula, X is the difference between (i) and (ii):

(i)
the result of the matching contribution formula calculated using the Participant's gross compensation for the month that is eligible under the relevant Employer 401(k) Plan determined before any reduction for deferrals of Base Annual Salary and Annual Performance Awards, if applicable, under this Plan and without regard to any Code limitations, and

(ii)
the Participant's “Deemed Maximum Match” (“DMM”). The DMM for any Participant is equal to the result of the matching contribution formula calculated using the Participant's gross compensation for the month that is eligible for matching under the relevant Employer 401(k) Plan. For purposes of this clause (ii), such Participant's gross compensation shall first be reduced by Base Annual Salary and Annual Performance Award deferrals under this Plan. Further, for each month in which the DMM is calculated, it will be assumed that the Participant is contributing the necessary elective deferral amount to the relevant 401(k) Plan for such month so that the Participant would receive the maximum match under the ERSP. Notwithstanding the foregoing, when determining the DMM, the Plan will apply the relevant Code limitations, determined on an annual basis, including maximum Compensation that can be considered under Code Section 401(a)(17), and the maximum allowable elective deferral permitted under Code Section 402(g).
If the relevant 401(k) Plan does not operate on the calendar year, the Committee in its sole discretion shall determine how the Participant's Company Matching Amount shall be calculated. The Committee may modify the method of calculating the Company Matching Amount, as it determines necessary, in its sole discretion.
ARTICLE 4
ACCOUNTS

4.1
Establishment of Accounts. Bookkeeping accounts shall be established for each Participant to reflect the deferrals of amounts made for the Participant's benefit, together with adjustments for income, gains or losses attributable thereto, and any payments from the respective sub-Accounts. Accounts are established solely for the purpose of tracking deferrals made by Participants or contributions made by an Employer and any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan, and shall not constitute or be treated as a trust fund of any kind. Unless the Committee determines otherwise, the Plan shall maintain and credit the following sub-Accounts:

(a)
Company Contribution Account. The Annual Company Contribution Amount, if any, shall be credited to the Company Contribution Account as of the last day of the Plan Year, unless the Employer in its sole discretion determines otherwise.

(b)
Company Matching Account. The Participant's Company Matching Amount shall be credited to the Company Matching Account no later than the end of the month following the month to which such amount relates.

(c)	Deferral Account. The Participant's Deferral Account shall reflect a Participant's Annual Deferral Amounts credited on her behalf.

(i)
Base Annual Salary deferrals shall be withheld from each regularly scheduled payroll, as adjusted from time to time for increases and decreases in Base Annual Salary, and credited to the Deferral Account as of the regularly scheduled payroll date or as soon as administratively feasible thereafter.

(ii)	Annual or Long-Term Performance Award deferrals shall be withheld and credited to the Deferral Account at the time the Annual or Long-Term Performance Award would otherwise be paid to the Participant.

(d)
Dividend Deferral Account. Dividend equivalent deferrals shall be credited to the Dividend Deferral Account at the time the deferred dividend equivalents would otherwise have been paid in cash, but for the election to defer.

(e)
Performance Share Account. Performance Share Amount deferrals shall be credited to the Performance Share Account as of the date the Performance Shares would otherwise be paid following vesting, as determined under the terms of the plan or arrangement pursuant to which the Performance Shares were granted, but for the election to defer.

(f)
Performance Unit Account. Performance Unit Amount deferrals shall be credited to the Performance Unit Account as of the date the Performance Units would otherwise be paid following vesting, as determined under the terms of the plan or arrangement pursuant to which the Performance Units were granted, but for the election to defer.

(g)
Restricted Stock Account. Restricted Stock Amount deferrals shall be credited to the Restricted Stock Account as of the date the Restricted Stock would otherwise vest under the terms of the plan or arrangement pursuant to which the Restricted Stock was granted, but for the election to defer.

4.2	Vesting. A Participant shall be vested and have a nonforfeitable right to the amounts credited to her Accounts, adjusted for deemed income, gains and losses attributable thereto, as follows:

(a)
A Participant shall at all times be 100% vested and have a nonforfeitable right to amounts credited to her Company Matching Account, Deferral Account, Dividend Deferral Account, Performance Share Account, Performance Unit Account and Restricted Stock Account.

(b)
A Participant shall be vested and have a nonforfeitable right to amounts credited, if any, in her Company Contribution Account in accordance with the vesting schedule, if any, set forth in her Election Form or other written agreement with such Participant. However, in the event of a Change in Control, amounts credited to a Participant's Company Contribution Account shall immediately become 100% vested.

Notwithstanding the foregoing, the vesting schedule for a Participant's Annual Company Contribution Amounts shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. If all of a Participant's Annual Company Contribution Amounts are not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Code Section 280G. In such case, the Committee shall provide to the Participant within 15 business days of such request an opinion (which need not be unqualified) of the Company's independent auditors, which opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid by the Company.

4.3
Deemed Investments. Subject to paragraphs (b) and (h) below, and in accordance with, and subject to, the rules and procedures that are established from time to time by the Committee in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with the following rules. The Committee's discretion includes the right to supersede the specific rights identified below, with or without retroactive effect:

(a)
Measurement Funds. Amounts credited to each Participant's Account shall be deemed invested, in accordance with the Participant's directions, in one or more Measurement Funds that are available under the Plan. The hypothetical investment funds available under the Plan shall be those designated by the Committee, from time to time in its discretion, following recommendations by the WEC Investment Trust Policy Committee. Subject to paragraphs (b) and (h) below, a Participant may elect one or more of the following Measurement Funds for the purpose of crediting additional amounts to her Account: (i) any Measurement Fund selected by the Committee from time to time, (ii) the Prime Rate Fund (described as a mutual fund that is 100% invested in a hypothetical debt instrument which earns interest at an annualized interest rate equal to the “Prime Rate” as reported each business day by the Wall Street Journal, with interest deemed reinvested in additional units of such hypothetical debt instrument), or (iii) a Company Stock Measurement Fund (described as a mutual fund that is 100% invested in shares of Company Stock, with dividends deemed reinvested in additional shares of Company Stock).

Subject to paragraphs (b) and (h) below, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund, subject to such advance notice to Participants if the Committee determines, in its sole discretion, that such notice is necessary.

(b)
Special Rule for Restricted Stock and Performance Share Amounts. Notwithstanding any provision of this Plan to the contrary, the Participant's Restricted Stock Amounts and Performance Share Amounts deferred under the Plan that would have otherwise been distributed in Stock shall be deemed invested in the Company Stock Measurement Fund at all times before distribution from this Plan. Further, the Participant's Restricted Stock and Performance Share Amounts shall be distributed from this Plan in the form of cash.

(c)
Election of Measurement Funds. Subject to paragraphs (b) and (h), a Participant shall elect on her initial Election Form one or more Measurement Funds to be used to determine the additional amounts to be credited to her Account, unless changed pursuant to rules as the Committee shall determine, in its discretion, from time to time. However, subject to paragraphs (b) and (h) and any rules and procedures established from time to time by the Committee in its sole discretion, the Participant may elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to her Account, or to change the portion of her Account allocated to each previously or newly elected Measurement Fund. Such rules may include, but are not limited to, rules and/or trading policies that govern the timing, frequency, and manner in which elections are made to allocate or reallocate deemed investment amounts among the Measurement Funds, and may be modified at any time and from time to time by the Committee in its sole discretion. If an election is made to change a Measurement Fund, it shall become effective and apply thereafter in accordance with the rules of the Committee for all subsequent periods in which the Participant participates in the Plan, unless changed in accordance with the previous provisions. All rights of a Participant or any other person to elect or change the Measurement Funds under this Section shall be deemed to have ceased as of the Ending Valuation Date and no adjustment in the value of an Account balance shall be considered for any purpose under the Plan after such Ending Valuation Date.

(d)
Proportionate Allocation. In making any election described in paragraph (c) above, the Participant shall specify on the Election Form, in increments of 1%, the percentage of her Account balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of her Account balance).

(e)
Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) shall be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant's Account shall be credited or debited on a periodic basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, provided that no adjustment in the value of a Participant's Account balance shall be considered after the Ending Valuation Date.

(f)
No Actual Investment. Notwithstanding any other provision of this Plan to the contrary, the Measurement Funds shall be used for measurement purposes only, and a Participant's election of any Measurement Fund, the allocation of her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of her Account balance in any such Measurement Fund. If the Employer or the trustee, in its sole discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Notwithstanding the foregoing, a Participant's Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on her behalf by the Employer or the trustee; the Participant shall at all times remain an unsecured creditor of the Company.

(g)
Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

(h)
Special Considerations for Participants Subject to Section 16 of the Securities Exchange Act of 1934. In order for any deferral election under this Plan by a Participant who is an officer subject to the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (“Section 16”) to conform to Section 16, the Participant shall consult with the Company's designated individual responsible for Section 16 reporting and compliance before making any election to move any part of her Account into or out of the Company Stock Measurement Fund. Any change of election to an alternative payout form made under Section 5.6 by such Participant may only be given effect if it is approved by the Compensation Committee or the Board. The Company reserves the right to impose such restrictions as it determines necessary, in its sole discretion, on any elections, transactions or other matters under this Plan relating to the Company Stock Measurement Fund to comply with or qualify for exemption under Section 16.

4.4
Taxes. A Participant's Employer shall withhold from a Participant's non-deferred compensation any employment taxes the Employer is required to withhold with respect to amounts deferred under the Plan at the times required under applicable regulations promulgated by the Department of the Treasury. To the extent not previously withheld, the Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer or the trustee of the Trust, as the case may be.

ARTICLE 5
DISTRIBUTION OF ACCOUNT

5.1	Time for Distribution. Except as otherwise provided in Section 5.7, distribution of a Participant's Account shall be made on the earliest to occur of:

(a)	The date elected by a Participant under Section 5.2 with respect to an In-Service Payout;

(b)	The date set forth in Section 5.3 with respect to the Participant's Retirement;

(c)	The date set forth in Section 5.4 with respect to the Participant's Separation from Service;

(d)	The date set forth in Section 5.5 with respect to the Participant's death; or

(e)	The date set forth in Section 5.8 with respect to a Separation from Service after a Change in Control.
Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Committee's discretion or otherwise, except as permitted by Section 5.9 or Treasury Regulations issued pursuant to Code Section 409A.

5.2
In-Service Payout. A Participant may irrevocably select, on her Election Form, a Plan Year to receive a lump sum In‑Service Payout of all or part of an Annual Deferral Amount (including Company Matching Amounts thereto). The earliest Plan Year in which a Participant can elect an In-Service Payout is the third Plan Year after the Plan Year in which the deferral actually occurs. For example, an election to defer Base Annual Salary in December 2004 that is actually deferred in 2005 may be distributed no earlier than in 2008. Payment shall be made during the first 90 days of the Plan Year elected for distribution.

5.3
Benefits Upon Retirement. Upon a Participant's Retirement, the Participant's Account shall be paid or begin to be paid during the first 90 days of the Plan Year following the Plan Year of the Participant's Retirement. Notwithstanding the foregoing, distributions made to “specified employees” (determined pursuant to Treasury Regulation Section 1.409A-1(i)) upon Retirement shall be paid or begin to be paid no earlier than the first day of the seventh month following the Participant's Retirement, unless the Participant dies during such six-month period in which case Section 5.5 shall apply. Subsequent installment payments shall be made thereafter during the first 90 days of the Plan Year in which the installment is due.

Payment shall be made in such form as determined below, taking into account any changes to an elected form of payment pursuant to Section 5.6.

(a)	A Participant's Account balance shall be paid in a lump sum if:

(i)	timely elected by the Participant pursuant to the Plan,

(ii)	the Participant's Account balance at the time of Retirement is $10,000 or less even if the Participant elected an installment payment form, or

(iii)	no valid payment election is in effect when distribution is to be made.

(b)
Subject to paragraph (a)(ii) and Section 5.8, a Participant may elect to receive payment of her Account balance in any number of installments up to ten. The amount of each installment shall be determined using the Annual Installment Method.

5.4
Benefits Upon Separation from Service. Upon a Participant's Separation from Service for any reason other than Retirement or death, the Participant's Account shall be paid or begin to be paid during the first 90 days of the Plan Year following the Plan Year of the

Participant's Separation from Service. Notwithstanding the foregoing, distributions made to “specified employees” (determined pursuant to Treasury Regulation Section 1.409A‑1(i)) upon such separation shall be paid or begin to be paid no earlier than the first day of the seventh month following the Participant's Separation from Service unless the Participant dies during such six-month period in which case Section 5.5 shall apply. If an Annual Installment Method is in effect, subsequent installment payments shall be made thereafter during the first 90 days of the Plan Year in which the installment is due.
Payment shall be made in such form as determined below, taking into account any changes to an elected form of payment pursuant to Section 5.6.

(a)	A Participant's Account balance shall be paid in a lump sum if:

(i)	timely elected by the Participant pursuant to the Plan,

(ii)	the Participant's Account balance at the time of Separation from Service is $25,000 or less even if the Participant elected an installment payment form, or

(iii)	no valid payment election is in effect when distribution is to be made.

(b)
Subject to paragraph (a)(ii) and Section 5.8, a Participant may elect to receive payment of her Account balance in five installments. The amount of each installment shall be determined using the Annual Installment Method.

5.5
Benefits Upon Death. Upon the Participant's death, the Plan Administrator shall pay to the Participant's Beneficiary a benefit equal to the remaining balance in the Participant's Account. Payment shall be made in accordance with the provisions below.

(a)
Death While In Pay Status. If the Participant dies after commencing an installment form of payment, but before the entire benefit is paid in full, the Participant's unpaid installment payments shall continue to be paid to the Participant's Beneficiary over the remaining number of years as that benefit would have been paid to the Participant had the Participant survived. In the event a Participant dies after a Separation from Service, but before actual payment is made or begins, this paragraph shall apply and payment to the Participant's Beneficiary shall be paid or begin to be paid at the same time as if the Participant had survived.

(b)
Death While Actively Employed. If a Participant dies while actively employed, the Participant's Account shall be paid or begin to be paid to the Participant's Beneficiary during the first 90 days of the Plan Year following the Plan Year of the Participant's death, regardless of whether the Participant is a specified employee. Payment shall be made in such form as determined below, taking into account any changes to an elected form of payment pursuant to Section 5.6.

(i)	A Participant's Account balance shall be paid to her Beneficiary in a lump sum if:

(A)	timely elected by the Participant pursuant to the Plan,

(B)	the Participant's Account balance at the time of death $25,000 or less even if the Participant elected an installment payment form, or

(C)	no valid payment election is in effect when distribution is to be made.

(ii)
Subject to clause (i)(B), a Participant may elect payment of her Account balance upon death in any number of installments up to ten. The amount of each installment shall be determined using the Annual Installment Method.

5.6	Changes to Form of Payment.

(a)
Prospective Changes. A Participant may select an alternate form of payment for amounts not yet subject to an irrevocable election in accordance with the rules for filing elections in Section 2.3 and Article 3.

(b)	Retroactive Changes. A Participant may elect to change the form of payment for amounts that are subject to a deferral election that is irrevocable:

(i)
A Participant who has elected a lump sum distribution may later change such election to an installment payment, provided the first installment payment shall be deferred to a date that is at least five years after the date the lump sum distribution would otherwise have been made.

(ii)
A Participant who has an installment election in effect may change such election to a lump sum payment, provided the lump sum payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

(iii)
A Participant who has an installment election for payment upon Retirement, may change the number of installments, provided that the first installment payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

Any such election changes pursuant to this paragraph shall be completed in accordance with Committee rules and must be made at least 12 months before the event triggering distribution occurs. Therefore, if the event triggering distribution occurs before such 12 month period has elapsed, then the election to change the payment form shall not take effect. Notwithstanding anything in this paragraph (b) to the contrary, the five-year delay described above shall not apply to changes in the form of payment upon death.

(c)
Changes Pursuant to §409A Transition Relief. Notwithstanding the foregoing provisions of this Section, on or before December 31, 2008, Participants may make changes to payment form elections previously filed with respect to amounts deferred under the Plan that relate to Plan Years 2005, 2006, 2007 and 2008 consistent with transition relief provided by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Code Section 409A. If a Participant makes such a change, then the last election validly in effect as of December 31, 2008 shall be treated as the “initial” election for purposes of applying the rules set forth in paragraph (b).

5.7
Unforeseeable Emergency. A Participant may request that all or a portion of her Account be distributed in a lump sum at any time by submitting a written request to the Committee demonstrating that she has suffered an Unforeseeable Emergency, and that the distribution is necessary to alleviate the financial hardship created by the Unforeseeable Emergency.

(a)
The Committee shall have the sole discretionary authority to determine whether a Participant has suffered an Unforeseeable Emergency, which shall be determined based on the relevant facts and circumstances of each case. In making such a determination, no distribution pursuant to this Section shall be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets (unless such liquidation itself would cause a severe financial hardship), or by the cessation of deferrals under the Plan. In this regard, all deferral elections scheduled for the remainder of the Plan Year in which such distribution is made shall be cancelled. If a Participant's outstanding deferral election is cancelled, a Participant shall be required to make a new election pursuant to Articles 2 and 3 to resume active participation in the Plan.

(b)
Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee shall distribute to the Participant the lesser of (i) the portion of her Account that is necessary to satisfy the Unforeseeable Emergency, plus taxes attributable thereto or (ii) the Account balance. Distributions made pursuant to this Section shall be made within 90 days after the Committee has reviewed and approved the request.

5.8
Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event a Participant incurs a Separation from Service within 18 months after a Change in Control, the Employer shall distribute the Participant's entire Account in a lump sum payment within 90 days after such Separation, except in the case of any individual who has previously filed a special written irrevocable deferral election form under a special written contract with an Employer (including, without limitation, the senior officer change in control, severance and non-compete agreements currently in effect) electing not to receive such an immediate lump sum but instead to be paid on another basis. Notwithstanding the foregoing, distributions made to “specified employees” (determined pursuant to Treasury Regulation Section 1.409A-1(i)) upon Separation from Service shall be paid or begin to be paid no earlier than the first day of the seventh month following the

Participant's Separation from Service, unless the Participant dies during such six-month period in which case Section 5.5 shall apply.

5.9	Discretion to Accelerate Distribution.

(a)	The Committee shall have the discretion to make a distribution, or accelerate the time or schedule of payment, from a Participant's Account if payment is required for:

(i)
FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to compensation deferred under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the Participant's Account balance to the extent of such distributions; or

(ii)
payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participation.

(b)
The Committee or a Plan representative is authorized to accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or to make a payment under the Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)). Payment to an alternate payee under a domestic relations order shall be made in a lump sum within 90 days after the Committee or Plan representative approves such order.

(c)
The Committee shall have the discretion to accelerate the time or schedule of a payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

ARTICLE 6
LEAVE OF ABSENCE
If a Participant is authorized by an Employer to take a paid or unpaid bona fide leave of absence for any reason, the employment relationship is treated as continuing intact and deferral elections shall remain in force if the period of such leave does not exceed six months, or longer, so long as the Participant retains a right to reemployment under an applicable statute or by contract. If the Participant is on a leave of absence during the time for filing Election Forms, the Participant shall be permitted to complete an Election Form for the upcoming Plan Year. Upon return from leave, deferrals shall occur pursuant to the Election Form in effect for that Plan Year. If no election was made for the Plan Year in which the Participant returns from leave, no deferral shall be withheld.

If the leave of absence exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant shall be deemed to have incurred a Separation from Service as of the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of her position of employment or any substantially similar position of employment, the Participant's relationship with the Employer shall be treated as continuing intact for a period of up to 29 months, unless earlier terminated by the Employer or Participant. In this event, the Participant's Account shall be distributed pursuant to Section 5.3 or 5.4, as applicable.
ARTICLE 7
BENEFICIARY DESIGNATION

7.1
Beneficiary. Each Participant may, at any time, designate one or more Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan upon her death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2
Beneficiary Designation; Change. A Participant shall designate her Beneficiary by completing and signing a beneficiary designation form established by the Committee or its delegate, and returning it to the Committee or its designated agent. A Participant may change her Beneficiary designation by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall rely on the last completed beneficiary designation form filed by the Participant and accepted by the Committee before her death.

7.3	Acknowledgment. No Beneficiary designation or change in Beneficiary designation shall be effective until accepted by the Committee or a Plan representative.

7.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article 7 or, if all designated Beneficiaries predecease the Participant or die before complete distribution of the Participant's Account, then the Participant's designated Beneficiary shall be deemed to be her surviving spouse. If the Participant has no surviving spouse, but was survived by a designated Beneficiary who was receiving benefits or was entitled to receive distribution under this Plan but died before a complete distribution of the Participant's Account, the remaining benefits shall be paid to such designated Beneficiary's estate. If the Participant leaves no surviving spouse and was not survived by a designated Beneficiary as provided in the foregoing sentence, the Participant's Account shall be paid to the Participant's estate.

7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments under this Plan, the Committee may, in its sole discretion, require the

Participant's Employer to withhold such payments until the matter is resolved to the Committee's satisfaction.

7.6
Discharge of Obligations. The complete payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant's Election Form shall terminate upon such full payment of benefits.

ARTICLE 8
TERMINATION, AMENDMENT OR MODIFICATION

8.1	Termination.

(a)
Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that an Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its participation in the Plan and/or to terminate the Plan at any time with respect to all of its participating Eligible Employees, by action of its Board of Directors or Compensation Committee. Upon the termination of the Plan with respect to any Employer, any elections to defer compensation under the Plan of Participants who are employed by that Employer shall terminate as of the last day of the Plan Year containing the termination date. The termination of the Plan shall not reduce the amount of any benefit to which the Participant or Beneficiary is entitled to receive under the Plan as of the termination date. Except as provided in paragraph (b) below, Account balances shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan and Participants' validly filed payment elections.

(b)
Notwithstanding any provision in the Plan to the contrary, upon termination of the Plan, the Board of Directors or Compensation Committee reserves the discretion to accelerate distribution of Participants' Account (including those Participants in pay status pursuant to an installment election) in accordance with regulations promulgated by the Department of the Treasury under Code Section 409A.

8.2
Amendment. The Company may, in its sole discretion, amend or modify the Plan at any time, in whole or in part, by action of its Board, Compensation Committee or the Committee; provided, however, that no amendment shall decrease the amount of any Participant's Account as of the date of the amendment. Further, during the pendency of a Potential Change in Control (as defined below) and at all times following a Change in Control, no amendment or modification may be made which in any way adversely affects the interests of any Participant with respect to amounts credited to such Participant's Account as of the date of the amendment. A “Potential Change in Control” shall be deemed to have occurred if one of the following events occurs:

(a)	The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)
Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Stock representing 15% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company's then outstanding Stock (not including the Stock beneficially owned by such Person or any Stock acquired directly from the Company or its affiliates); or

(d)	The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
Except as otherwise noted, the capitalized terms in the above definition have the same meaning as set forth in Section 1.9. The Company's power to amend or modify the Plan includes the power to suspend or freeze participation in the Plan, provided such suspension or freeze does not cause a prohibited acceleration of compensation under Code Section 409A. In such circumstance, the Company may, in its sole discretion, re-institute the ability of any Participant or group of Participants to make deferrals under Article 3 at any time, provided such action is taken consistent with Code Section 409A. Such action may be taken by the Company's Board of Directors, the Compensation Committee or the Committee referred to in Article 9 below.

8.3
Effect of Payment. The full payment of the Participant's Account under any provision of the Plan shall completely discharge the Plan's and Employer's obligations to the Participant and her Beneficiaries under this Plan and the Participant's Election Forms shall terminate.

ARTICLE 9
ADMINISTRATION

9.1
Plan Administration. Except as otherwise provided in this Article 9, the Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The Chief Executive Officer may not act on any matter involving such officer's own participation in the Plan. All references to the Committee shall be deemed to include reference to the Chief Executive Officer.

9.2
Powers, Duties and Procedures. The Committee (or the Chief Executive Officer if such individual chooses to so act) shall have full and complete discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the claims procedures set forth in Article 10 or otherwise with regard to the Plan. The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant or Beneficiary or other person having or claiming to have any interest under the Plan. When making a determination or calculation, the Committee may rely on information furnished by a Participant or the Employer. Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them. The Committee or the Chief Executive Officer may delegate such powers and duties as it determines for the efficient administration of the Plan.

9.3
Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times before a Change in Control. Upon and after a Change in Control, the Administrator shall be an independent third party selected by the individual who, at any time before such event, was the Company's Chief Executive Officer or, if there is no such officer or such officer does not act, by the Company's then highest ranking officer (the “Appointing Officer”). Upon a Change in Control, the Administrator shall have full and complete discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations. Upon and after a Change in Control, the Company shall (i) pay all reasonable administrative expenses and fees of the Administrator, (ii) indemnify the Administrator against any costs, expenses and liabilities (including, without limitation, attorney's fees) of whatever kind and nature which may be imposed on, asserted against or incurred by the Administrator in connection with the performance of the duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents, and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account balances of the Participants, including the dates of Retirement, Disability, death or Separation from Service and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only by an Appointing Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

9.4
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to an Employer.

9.5
Binding Effect of Decisions. Notwithstanding any other provision of the Plan to the contrary, the Committee or its delegate shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Any such interpretation shall be final, conclusive and binding on all Participants, Beneficiaries and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

9.6
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any other employee to whom the duties of the Committee may be delegated, and the Administrator, as defined in Section 9.2, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such employee or the Administrator.

9.7
Employer Information. To enable the Committee and/or Administrator to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the dates of the Retirement, disability, death or Separation from Service and such other pertinent information as the Committee may reasonably require.

9.8
Coordination with Other Benefits. The benefits provided to a Participant and the Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of an Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 10
CLAIMS PROCEDURES

10.1
Presentation of Claim. Any Participant or Beneficiary (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant. A claim shall be considered to have been made when a written communication made by the Claimant or the Claimant's representative is received by the Committee.

10.2
Decision on Initial Claim. The Committee shall consider a Claimant's claim and provide written notice to the Claimant of any denial within a reasonable time, but no later than 90 days after receipt of the claim. If an extension of time beyond the initial 90-day period for processing is required, written notice of the extension shall be provided to the Claimant before the initial 90-day period expires indicating the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. In no event shall the period, as extended, exceed 180 days. If the Committee denies, in whole or in part, the claim, the notice shall set forth in a manner calculated to be understood by the Claimant:

(i)	The specific reasons for the denial of the claim, or any part thereof;

(ii)	Specific references to pertinent Plan provisions upon which such denial was based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)
An explanation of the claim review procedure set forth in Section 10.3 below, which explanation shall also include a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a denial of the claim upon review.

10.3
Right to Review. A Claimant is entitled to appeal any claim that has been denied in whole or in part. To do so, the Claimant must submit a written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim shall be deemed to be conclusively denied. The Claimant (or the Claimant's duly authorized representative) may:

(a)	Review and/or receive copies of, upon request and free of charge, all documents, records, and other information relevant to the Claimant's claim;

(b)
Submit written comments, documents, records or other information relating to her claim, which the Committee shall take into account in considering the claim on review, without regard to whether such information was submitted or considered in the initial review of the claim; and/or

(c)	Request a hearing, which the Committee, in its sole discretion, may grant.
If a Claimant requests to review and/or receive copies of relevant information pursuant to paragraph (a) above before filing a written request for review, the 60-day period for submitting the written request for review will be tolled during the period beginning on the date the Claimant makes such request and ending on the date the Claimant reviews or receives such relevant information.

10.4
Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after it receives a written request for review of the denial, unless a hearing is held or other special circumstances require additional time. In such case, the Committee will notify the Claimant, before the expiration of the initial 60-day period and in writing, of the need for additional time, the reason the additional time is necessary, and the date (no later than 60 days after expiration of the initial 60-day period) by which the Committee expects to render its decision on review. Notwithstanding the foregoing, if the Committee determines that an extension of the initial 60-day period is required due to the Claimant's failure to submit information necessary for the Committee to decide the claim, the time period by which the Committee must make its determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall contain:

(a)	Specific reasons for the decision;

(b)	Specific references to the pertinent Plan provisions upon which the decision was based;

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the Claimant's claim;

(d)	A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a wholly or partially denied claim for benefits; and

(e)	Such other matters as the Committee deems relevant.

10.5
Form of Notice and Decision. Any notice or decision by the Committee under this Article 10 may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-(1)(c)(i), (iii) and (iv).

10.6
Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant's compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must be initiated no later than 180 days after the Committee renders its final decision. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination.

ARTICLE 11
TRUST

11.1	Establishment of the Trust. The Company shall establish the Trust and each Employer shall contribute such amounts to the Trust from time to time as it deems desirable.

11.2
Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

11.3
Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 12
MISCELLANEOUS

12.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded for tax purposes and “is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” (within the meaning of ERISA). The Plan shall be administered and interpreted in a manner consistent with that intent.

12.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer, Company or of any other person and nothing in the Plan shall be construed to give any employee or any other person such rights. The Plan constitutes a mere promise by the Company or Employer to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors solely of the Employer employing the Participant.

12.3
Employer's Liability. The liability of an Employer for the payment of benefits shall be defined only by the Plan and any Election Forms, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

12.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable to the maximum extent allowed by law. No part of the amounts payable shall, before actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any part of the same, to the maximum extent allowed by law, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or, except as provided in Section 5.9(b), be transferable to a spouse as a result of a property settlement or otherwise.

12.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement between an Employer and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time, with or without cause, or to modify the Base Salary or Annual or Long-Term Performance Award at any time.

12.6
Furnishing Information. A Participant or Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

12.7
Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.8
Incompetent. If any Participant or Beneficiary is determined by the Committee, in its sole discretion, to be incompetent by reason of physical or mental disability (including minority) or is determined to be incapable of handling disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. In such circumstance, the Committee, the Employer or a trustee (if any) shall have no responsibility to follow the application of such funds. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the Account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.9
Governing Law and Severability. To the extent not preempted by ERISA, the provisions of this Plan shall be construed, administered and interpreted according to the internal laws of the State of Wisconsin without regard to its conflicts of laws principles. If any provisions is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

12.10
Notices and Communications. All notices, statements, reports and other communications from the Committee to any employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such employee, Participant, Beneficiary or other person at his or her last known address on the Employer's or Company's records. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Committee. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Committee at such location.

12.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

12.12
Insurance. An Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance. The Participant may elect not to be insured.

12.13
Legal Fees To Enforce Rights After Change in Control. The Employer is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Employer, or of any successor corporation, might then cause or attempt to cause the Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Employer irrevocably authorizes such Participant to retain counsel of her choice at the expense of the Employer (who shall be jointly and severally liable for all reasonable fees of such counsel) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, shareholder or other person affiliated with the Employer or any successor thereto in any jurisdiction. If paid by the Participant, the Employer shall reimburse such legal fees no later than December 31st of the year following the year in which the expense was incurred.

12.14
Terms. Whenever any words are used herein in the feminine, they shall be construed as though they were in the masculine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.15	Headings. Headings and subheadings in the Plan are inserted for convenience only and shall not control or affect the meaning or construction of any of its provisions.
* * *
IN WITNESS WHEREOF, a duly authorized Committee member has executed the Plan, as amended and restated, effective as of September 8, 2009.

WISCONSIN ENERGY CORPORATION

By:	/s/ Lisa R. George

Date:	September 8, 2009